Exhibit 10.1
August 10, 2022

Dave Moore
c/o 10 Glenlake Parkway, 600 South
Atlanta, GA 30328

Dear Dave,

It is my pleasure to submit to you this employment offer with Americold (the “Company”), which shall supersede and replace the terms of your current employment agreement dated January 3, 2022 except as set forth in this letter. Based on your position, the following offer provisions should be attractive and can be summarized within these points:

The position being offered is Executive Vice President & Chief Operating Officer-North America, to be effective on August 15, 2022.

You will report to the Chief Executive Officer or such other position as may be designated by the Company.

You will be located out of our corporate office in Atlanta, Georgia.

Your annual base salary will be $475,000, which will be reviewed on an annual basis.

The annual incentive compensation opportunity and incentive components for calendar year 2022 under the annual Annual Incentive Plan (“AIP”) remain “as is”.

You will remain eligible to participate in the Americold Realty Trust 2017 Equity Incentive Plan (the “LTIP Plan” or the “Stock Plan”) in such amounts and at such times as the Compensation Committee of the Board of Trustees shall determine at its sole discretion. Awards will be reviewed annually and subject to the terms and conditions of the LTIP Plan and associated grant documentation:

Your benefit plan will now include paid medical/dental/vision for you and your dependents through our Executive Health program.

You will also be eligible for 25 days Paid Time Off (PTO) per calendar year in accordance with the Company’s policy, as well as the Company paid holidays, all which will be administered in accordance with Company policy.

The Company will continue to maintain director and officer liability insurance to cover you and the Company will indemnify you for actions during the Employment Term taken by you as a director or officer of the Company to the full extent authorized by law with limited exceptions.

You will remain subject to the Restrictive Covenants and Mandatory Arbitration Agreement you previously signed.

Additional details such as notice to leave the Company and any other termination provisions will be found in our Executive Severance Benefits Plan, which will be provided to you separately.

All of us are excited about the opportunities ahead and the contributions you are making with our Company. We are convinced you will continue to add significant value to the success of Americold, and our vision of “becoming our customers most valued partner and supplier.” The team looks forward to making your transition within the Americold family as smooth as possible

Please note that your employment with Americold is “at will”. You have the right to review this job offer with anyone you choose at your cost. Please sign and return to me on August 15, 2022.
10 Glenlake Parkway, 600 South | Atlanta, Georgia 30328 | USA | p. +1.678.441.1400

Exhibit 10.1

Very truly yours,
Americold Logistics, LLC
Sam Charleston

Samantha “Sam” Charleston
Executive Vice President & Chief Human Resources Officer
cc: George Chappelle

Please sign below to confirm your understanding and acceptance of the above terms and conditions of the offer.
Signature:	Date:

10 Glenlake Parkway, 600 South | Atlanta, Georgia 30328 | USA | p. +1.678.441.1400